                            STOCK PURCHASE AGREEMENT


                                   dated as of

                                  May 17, 2002

                                      among

                      HEARTLAND INDUSTRIAL PARTNERS, L.P.,

                               TRIMAS CORPORATION

                                       and

                              METALDYNE CORPORATION

                      relating to the issuance and purchase

                                 of Common Stock

                                       of

                               TRIMAS CORPORATION

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
                                    ARTICLE 1

                                   DEFINITIONS

SECTION 1.01.    Definitions..................................................1

                                    ARTICLE 2

                              ISSUANCE AND PURCHASE

SECTION 2.01.    Issuance and Purchase.......................................11
SECTION 2.02.    Closing.....................................................11
SECTION 2.03.    Closing Obligations.........................................12
SECTION 2.04.    Treatment of Parent Options and Restricted Stock Awards
                   Held by Employees of the Company .........................12

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.    Corporate Existence and Power...............................13
SECTION 3.02.    Corporate Authorization.....................................13
SECTION 3.03.    Governmental Authorization..................................14
SECTION 3.04.    Non-Contravention...........................................14
SECTION 3.05.    Capitalization..............................................14
SECTION 3.06.    Company Subsidiaries........................................15
SECTION 3.07.    Financial Statements........................................16
SECTION 3.08.    Absence of Certain Changes..................................16
SECTION 3.09.    No Undisclosed Material Liabilities.........................16
SECTION 3.10.    Compliance with Laws and Court Orders.......................16
SECTION 3.11.    Litigation..................................................17
SECTION 3.12.    Finders' Fee................................................17
SECTION 3.13.    Taxes.......................................................17
SECTION 3.14.    Employee Benefit Plans......................................17
SECTION 3.15.    Financing...................................................19
SECTION 3.16.    Disclaimer of Other Representations and Warranties..........20

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.01.    Corporate Existence and Power...............................20
SECTION 4.02.    Corporate Authorization.....................................20
SECTION 4.03.    Governmental Authorization..................................21
SECTION 4.04.    Non-Contravention...........................................21
SECTION 4.05.    SEC Filings.................................................21
SECTION 4.06.    Preemptive Rights...........................................21
SECTION 4.07.    Disclaimer of Other Representations and Warranties..........22

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 5.01.    Partnership Existence and Power.............................22
SECTION 5.02.    Partnership Authorization...................................22
SECTION 5.03.    Governmental Authorization..................................22
SECTION 5.04.    Non-Contravention...........................................23
SECTION 5.05.    Fees........................................................23
SECTION 5.06.    Other Buyer Representation and Warranties...................23

                                    ARTICLE 6

                       COVENANTS OF PARENT AND THE COMPANY

SECTION 6.01.    Amendment and Restatement of Articles of Incorporation
                   and By-laws.................. ............................24
SECTION 6.02.    Contribution of Capital Stock of Subsidiaries...............24
SECTION 6.03.    Declaration and Payment of Dividend.........................24
SECTION 6.04.    Repayment of Debt...........................................24
SECTION 6.05.    Financing Arrangements......................................24
SECTION 6.06.    Conduct of the Company......................................25
SECTION 6.07.    Access to Information.......................................26
SECTION 6.08.    Reports.....................................................27
SECTION 6.09.    Other Agreements............................................27
SECTION 6.10.    Debt Repayment..............................................27
SECTION 6.11.    Expenses Indemnification....................................27

                                    ARTICLE 7

                   COVENANTS OF BUYER, PARENT AND THE COMPANY

SECTION 7.01.    Commercially Reasonable Efforts.............................28
SECTION 7.02.    Certain Filings.............................................29
SECTION 7.03.    Public Announcements........................................29
SECTION 7.04.    Notices of Certain Events...................................29
SECTION 7.05.    Confidentiality.............................................30
SECTION 7.06.    Intercompany Accounts.......................................30
SECTION 7.07.    Intercompany Agreements; Guarantees.........................30
SECTION 7.08.    Tax Matters.................................................31
SECTION 7.09.    Plans.......................................................35

                                    ARTICLE 8

                              CONDITIONS TO CLOSING

SECTION 8.01.    Conditions to Obligations of Each Party.....................40
SECTION 8.02.    Conditions to the Obligations of Buyer......................41
SECTION 8.03.    Conditions to the Obligations of Parent.....................42

                                    ARTICLE 9

                            OBLIGATIONS AFTER CLOSING

SECTION 9.01.    Indemnification.............................................43
SECTION 9.02.    Treatment of Shared Contracts...............................43
SECTION 9.03.    Procedures..................................................44
SECTION 9.04.    Limitations on Indemnification..............................44

                                   ARTICLE 10

                                   TERMINATION

SECTION 10.01.   Termination.................................................45
SECTION 10.02.   Effect of Termination.......................................46

                                   ARTICLE 11

                                  MISCELLANEOUS

SECTION 11.01.   Notices.....................................................46
SECTION 11.02.   Survival of Representations and Warranties..................47
SECTION 11.03.   Amendments; No Waivers......................................47
SECTION 11.04.   Expenses....................................................47
SECTION 11.05.   Successors and Assigns......................................47
SECTION 11.06.   Governing Law...............................................48
SECTION 11.07.   WAIVER OF JURY TRIAL........................................48
SECTION 11.08.   Counterparts; Effectiveness.................................48
SECTION 11.09.   Entire Agreement............................................48
SECTION 11.10.   Captions....................................................48
SECTION 11.11.   Severability................................................48


EXHIBITS
--------

Exhibit A    -    Form of Corporate Services Agreement
Exhibit B    -    Form of Shareholders Agreement
Exhibit C    -    Form of Warrant
Exhibit D    -    Form of Monitoring Agreement
Exhibit E    -    Form of Amended and Restated TriMas Articles of Incorporation
Exhibit F    -    Form of Amended and Restated TriMas By-laws


SCHEDULES
---------

Schedule 1.01(a)  - Liabilities
Schedule 1.01(b)  - Other Liabilities
Schedule 1.01(c)  - Employees
Schedule 1.01(d)  - Knowledge of Officers
Schedule 3.03     - Filings, Notices and Reports
Schedule 3.04     - Non-Contravention
Schedule 3.06(b)  - Company Subsidiaries
Schedule 3.11     - Litigation
Schedule 3.13     - Taxes
Schedule 4.04     - Non-Contravention
Schedule 7.07(a)  - Internal Indemnities
Schedule 7.07(b)  - Shared Contracts

Schedule 7.07(c)      - Guarantees
Schedule 7.09(c)(iii) - Actuarial Assumptions
Schedule 7.09(d)(i)   - Parent's Savings Plans
Schedule 7.09(d)(ii)  - Stand-Alone Plans
Schedule 7.09(e)      - Collective Bargaining Agreements
Schedule 7.09(f)(i)   - Employment Agreements
Schedule 7.09(f)(iii) - Foreign Plans
Schedule 8.01         - Parent Credit Agreement Modifications Summary

                            STOCK PURCHASE AGREEMENT


        AGREEMENT dated as of May 17, 2002 among Heartland Industrial Partners, L.P. ("BUYER"), TriMas Corporation ("TRIMAS" or the "COMPANY"), a Delaware corporation and an indirect wholly-owned subsidiary of Metaldyne Corporation, a Delaware corporation ("PARENT"), and Parent.

                              W I T N E S S E T H :
                              - - - - - - - - - -

        WHEREAS, TriMas is engaged itself and through its subsidiaries, in the manufacture, sale and distribution of commercial, industrial and consumer products; and

        WHEREAS, the Company desires to issue and Buyer desires to purchase 13,250,000 authorized but unissued shares of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Company for the consideration and on the terms set forth in this Agreement; and

        WHEREAS, the respective Boards of Directors of Parent and the Company and the General Partner of Buyer have each approved, as applicable, the issuance and sale of the Shares to Buyer pursuant to the terms of this Agreement, the Financing Agreements, the declaration and payment of the dividend described herein, the payment by the Company and the Company Subsidiaries of the Pay Down Amount, the Subsidiary Drop Down and the other transactions contemplated hereby (all as described or defined herein and collectively, the "TRANSACTIONS");

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS


        SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

        "ACTION" means any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Authority or arbitration tribunal.

        "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person including by management contract or similar instrument.

        "ANTITRUST LAWS" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "BENEFIT PLAN" means any Plan, other than a Multiemployer Plan or a Foreign Plan, existing on the Closing Date established or to which contributions have at any time been made by the Company or any Company Subsidiary, or any predecessor of the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary is a party, under which any employee, former employee or director of the Company or any Company Subsidiary, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights in respect of service to the Company or any Company Subsidiary and any other Plan with respect to which the Company or any Company Subsidiary currently has liability.

        "BOARD OF DIRECTORS" means the Board of Directors of Parent or the Company, as the case may be.

        "BUSINESS DAY" means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

        "COMMONWEALTH BUSINESS" means an unincorporated division of the Company formerly engaged in an automotive related business whose operations have been discontinued.

        "COMPANY BALANCE SHEET" means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2002 and the footnotes thereto.

        "COMPANY BALANCE SHEET DATE" means March 31, 2002.

        "COMPANY LIABILITIES" means any and all Liabilities of Parent or any of its Subsidiaries of any kind or nature to the extent resulting from or arising out of the present, past or future operation or conduct of the business, operations and assets of the Company or of any Company Subsidiary, and shall mean:

             (i) all environmental, health or other Liabilities of any kind and nature to the extent arising from the businesses, operations and assets of the Company or the Company Subsidiaries whenever such businesses, operations or assets shall have been conducted or owned by the Company or any Company Subsidiary and regardless of whether such Liabilities shall arise prior to, on or after the date hereof, including without limitation, those Company Liabilities set forth on Schedule 1.01(a);

             (ii) 42.01% of any Liabilities described in Schedule 1.01(b);

             (iii) the Company's portion, determined pursuant to Section 9.02 hereof, of Shared Contractual Liabilities;

             (iv) all Liabilities arising from acquisitions by the Company or any Company Subsidiary of any business or former business of the Company or any Company Subsidiary or from the acquisition agreements and other related documents entered into in connection with such acquisitions whether such Losses shall arise prior to, on or after the date hereof;

             (v) all Liabilities arising from acquisitions by Parent or any of Parent's Subsidiaries of any business or assets or former business or former assets of the Company or any of the Company Subsidiaries or from the acquisition agreements and other related documents entered into in connection with such acquisitions whether such Liabilities shall arise prior to, on or after the date hereof;

             (vi) all Liabilities arising from or under the MascoTech, Inc. Key Employee Retention Plan to the extent such Liabilities relate to Transferred Employees who participate in such plan;

             (vii) all Losses incurred by Parent arising from the failure of the Company to perform any of its obligations set forth in Section 7.08 and
        Section 7.09;

             (viii) all Liabilities arising from actions taken by employees of Parent or its Subsidiaries for or on behalf of the Company or any Company Subsidiary arising from the provision of services under the Corporate Services Agreement or services otherwise provided by Parent or its Subsidiaries for or on behalf of the Company and the Company Subsidiaries after the Closing;

             (ix) all Liabilities arising from the financing by the Company of the Transactions (including, without limitation, any representation of the Company in connection with the Facilities or the Senior Subordinated Notes and any registration of securities in connection therewith); and

             (x) all Liabilities not otherwise covered in the preceding clauses
        (i) through (ix) or in Section 9.01(c) or Section 9.02 that the chief executive officer of Parent determines to be Liabilities of the Company or any Company Subsidiary such determination being conclusively binding on the Company and the Company Subsidiaries and 42.01% of all other Liabilities not so covered and not so determined to be Liabilities of the Company or the Company Subsidiaries, including without limitation any Liabilities arising from events occurring prior to the Closing not associated or attributable to either the present or former business of the Company or the Company Subsidiaries, on the one hand, or the present or former business of Parent or any of its Subsidiaries, on the other.

        For purposes of this definition, "FORMER BUSINESS" of the Company, or any Company Subsidiary shall not include any such former business which was conducted by Parent or any of its Subsidiaries for the sole benefit of Parent or any of its Subsidiaries (other than the Company or any Company Subsidiary) after such former business was conducted by the Company or any Company Subsidiary.

        "COMPANY SUBSIDIARY" means any Subsidiary of the Company.

        "CORPORATE EMPLOYEES" means the corporate level employees or former employees of Parent who are listed or referred to in Part I of Schedule 1.01(c) and, therefore, allocated to the Company and the Company Subsidiaries for purposes of responsibility for any retiree health obligations, severance obligations and restricted stock redemption expenses, as set forth in this Agreement.

        "CORPORATE SERVICES AGREEMENT" means the Corporate Services Agreement between Parent and the Company to be dated as of the Closing Date and containing substantially the terms set forth in Exhibit A attached hereto.

        "EMPLOYEES" means employees employed by the Company or one of the Company Subsidiaries on the Closing Date.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA AFFILIATE" of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

        "FAIRNESS OPINION" means the Fairness Opinion of Valuation Research Corporation, as to the fairness, from a financial point of view, of the consideration received by

Parent and the financial terms of the documents entered into in connection with the Transactions.

        "FORMER EMPLOYEE" means (a) any person whose employment by the Company or one of the Company Subsidiaries was terminated on or before the Closing Date (whether by retirement or otherwise), excluding persons who were employed by Parent or one of its Subsidiaries (other than the Company or any Company Subsidiary) subsequent to such termination prior to the Closing Date, and (b) an Employee who is on short-term medical disability as of the Closing Date and who thereafter becomes eligible for long-term medical disability.

        "GENERAL PARTNER OF BUYER" means Heartland Industrial Associates L.L.C.

        "GOVERNMENTAL AUTHORITY" means any federal, state or local government or any court, administrative agency or commission or other governmental or regulatory agency, authority or official, whether domestic, foreign or supranational.

        "GUARANTEE" means a direct or indirect guarantee (other than by endorsement of negotiable instruments for collection) by any Person of any indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee of any Person at any date shall be the outstanding balance at such date of all unconditional obligations in respect of which such Guarantee is made and the maximum liability of such other Person for any such contingent obligations in respect of which such Guarantee is made at such date. "GUARANTEE," when used as a verb, and "GUARANTEED" have correlative meanings.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "KNOWLEDGE" of the Company means the actual knowledge of the senior officers of the Company listed on Schedule 1.01(d) attached hereto.

        "LIABILITIES" means any and all indebtedness, liabilities or obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any law, rule, regulation,

Action, order, injunction or consent decree of any Governmental Authority or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

        "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

        "LOSSES" means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an Indemnified Party).

        "MATERIAL ADVERSE EFFECT" means either (i) a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) an effect which is materially adverse to the ability of the Company to consummate the Transactions; provided that with respect to subclause (i) of this definition, any such effect resulting or arising from (w) this Agreement or the Transactions contemplated hereby or the announcement thereof, (x) changes in circumstances or conditions affecting industrial manufacturing companies in general, and not specifically relating to the Company and the Company Subsidiaries, (y) changes in general economic, regulatory or political conditions or in financial markets in the United States or Europe or (z) changes in generally accepted accounting principles shall not be considered a Material Adverse Effect, and with respect to subclause (ii) of this definition, any such effect resulting or arising from subclause (x), (y) or (z) above shall not be considered a Material Adverse Effect.

        "MATERIAL SUBSIDIARY" means, with respect to any Person, a Subsidiary that would constitute a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X under the 1934 Act.

        "MONITORING AGREEMENT" means the Monitoring Agreement between Heartland Industrial Group LLC and the Company to be dated as of the Closing Date and containing substantially the terms set forth in Exhibit D attached hereto.

        "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA with respect to which the Company has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

        "1933 ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "OFFICER'S CERTIFICATE" means a certificate signed by an officer of Parent or the Company, as the case may be and, in the case of Buyer, the managing member of the General Partner of Buyer.

        "PARENT CREDIT AGREEMENT" means the Metaldyne Credit Agreement dated as of November 28, 2000, among Metaldyne Corporation (f/k/a MascoTech, Inc.), the subsidiary term borrowers party thereto and Chase Manhattan Bank, as Administrative Agent.

        "PARENT LIABILITIES" means any and all Liabilities of the Company or any Company Subsidiary of any kind or nature to the extent resulting from or arising out of the present, past or future operation or conduct of the business, operations and assets of Parent or any of Parent's Subsidiaries (other than the Company and any Company Subsidiary), and shall mean:

             (i) all environmental, health or other Liabilities of any kind and nature to the extent arising from the businesses, operations and assets of Parent or any of Parent's Subsidiaries (other than the Company and any Company Subsidiary) whenever such businesses, operations or assets shall have been conducted or owned and regardless of whether such Liabilities shall arise prior to, on or after the date hereof, including without limitation, those Parent Liabilities set forth on Schedule 1.01(a);

             (ii) 57.99% of any Liabilities described in Schedule 1.01(b);

             (iii) Parent's portion, determined pursuant to Section 9.02 hereof, of Shared Contractual Liabilities;

             (iv) all Liabilities arising from acquisitions by Parent or any of Parent's Subsidiaries (other than the Company and any Company Subsidiary) of any business or former business of Parent or any of Parent's Subsidiaries (other than the business of the Company and any Company Subsidiary) or from the acquisition agreements and other related documents entered into in connection with such acquisitions whether such Liabilities shall arise prior to, on or after the date hereof;

             (v) all Losses incurred by the Company arising from the failure of Parent to perform any of its obligations set forth in Section 7.08 and
        Section 7.09; and

             (vi) all Liabilities not otherwise covered in the preceding clauses
        (i) through (v) or in Section 9.01(c) or Section 9.02 that the chief executive officer of Parent determines to be Liabilities of Parent or any of its Subsidiaries (other than the Company or the Company Subsidiaries) such determination being conclusively binding on Parent and its Subsidiaries and 57.99% of all other Liabilities not so covered and not so determined to be Liabilities of Parent or any of its Subsidiaries (other than the Company or the Company Subsidiaries), including, without limitation, any Liabilities arising from events occurring prior to the Closing not associated or attributable to either the present or former business of the Company or the Company Subsidiaries, on the one hand, or the present or former business of Parent or any of its Subsidiaries (other than the Company or the Company Subsidiaries), on the other.

        For purposes of this definition, "FORMER BUSINESS" of Parent or any of its Subsidiaries (other than the Company or the Company Subsidiaries) shall not include any such former business which was conducted by the Company or any Company Subsidiary for the sole benefit of the Company or any Company Subsidiary after such former business was conducted by Parent or any of its Subsidiaries (other than the Company or the Company Subsidiaries).

        "PARENT RECEIVABLES PURCHASE AGREEMENT" means the Receivables Purchase Agreement as amended and supplemented, dated as of November 28, 2000 by and among Metaldyne Corporation (f/k/a MascoTech, Inc.), the Sellers party thereto and MTSPC, Inc.

        "PARENT SHAREHOLDERS AGREEMENT" means the Shareholders Agreement by and among Metaldyne Corporation (f/k/a MascoTech, Inc.), Masco Corporation, Richard Manoogian, the Richard and Jane Manoogian Foundation, the Heartland entities listed on the signature pages thereto and the HIP Co-Investors listed on the signature pages thereto, dated as of November 28, 2000, as amended.

        "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

        "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation, other employee benefit, employment, consulting or change of control agreement, plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

        "PREEMPTIVE RIGHTS NOTICE" means the Preemptive Rights Notice dated May 14, 2002 mailed by Parent pursuant to Section 4.05 of the Parent Shareholders Agreement.

        "SEC" means the Securities and Exchange Commission.

        "SENIOR SUBORDINATED NOTES" means $250 million aggregate principal amount of Senior Subordinated Notes to be issued on the Closing Date to finance the Transactions.

        "SHARED CONTRACTS" shall mean contracts with third parties (including, without limitation, those contracts with third parties set forth on Schedule 7.07(b)) which directly benefit both Parent or one of its Subsidiaries or the Company or one of the Company Subsidiaries or which directly benefit the Company or one of the Company Subsidiaries.

        "SHARED CONTRACTUAL LIABILITIES" shall mean Liabilities in respect of Shared Contracts.

        "SHAREHOLDERS AGREEMENT" means the TriMas Corporation Shareholders Agreement among the shareholders named therein to be dated as of the Closing Date and containing substantially the terms set forth in Exhibit B attached hereto.

        "SHARES" means 13,250,000 shares of Common Stock of the Company, representing approximately 66% of the outstanding capital stock of the Company immediately after the Closing.

        "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to such corporation, partnership, association, limited liability company or other organization are at any time directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

        "TAX BENEFIT" means the amount of any refund, credit or reduction in otherwise required Tax payments, including any interest receivable thereon, actually realized, provided that, for these purposes, Tax items shall be taken into account in accordance with the ordering principles of the Code or other applicable law.

        "TMS HOLDINGS LLC" means TMS Holdings LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of the Company.

        "WARRANT" means the Warrant to purchase 750,000 shares of Common Stock between the Company and Parent to be dated as of the Closing Date and containing substantially the terms set forth in Exhibit C attached hereto.

        Any reference in this Agreement to a statute shall be to such statute as amended from time to time and to the rules and regulations promulgated thereunder.

        (b) Each of the following terms is defined herein in the Section set forth opposite such term:

        TERM                                                    SECTION

        Actuary Firm......................................        7.09
        Bank..............................................        3.15
        Buyer.............................................      Recitals
        Buyer Representatives.............................        6.07
        Closing...........................................        2.02
        Closing Date......................................        2.02
        Commitment Letter.................................        3.15
        Common Stock......................................      Recitals
        Company...........................................      Recitals
        Company ABO.......................................        7.07
        Company Indemnified Parties.......................        9.01
        Company Representatives...........................        6.07
        Company Securities................................        3.05
        Company Subsidiary Securities.....................        3.06
        Company's Pension Plan............................        7.09
        Company's Trustee.................................        7.09
        DOJ...............................................        7.01
        End Date..........................................       10.01
        Facilities........................................        3.15
        Financing Agreements..............................        6.05
        Foreign Plan......................................        3.14
        FTC...............................................        7.01
        GAAP..............................................        3.07
        IAM Plan..........................................        7.09
        Indemnified Party.................................        9.02
        Indemnifying Party................................        9.02

        TERM                                                    SECTION

        IRS...............................................        3.13
        Parent............................................      Recitals
        Parent Indemnified  Party.........................        9.01
        Parent SEC Documents..............................        4.05
        Parent Stock Options..............................        2.04
        Parent's Savings Plans............................        7.09
        Parent's Trustee..................................        7.09
        Pay Down Amount...................................        6.04
        Purchase Price....................................        2.01
        Required Amount...................................        3.15
        Required Consent..................................        8.01
        Restricted Stock Awards...........................        2.04
        Subsidiary Drop Down..............................        6.02
        Tax...............................................        3.13
        Tax Return........................................        3.13
        Taxes.............................................        3.13
        Taxing Authority..................................        3.13
        Transactions......................................      Recitals
        Transferred Employee..............................        7.09
        TriMas............................................      Recitals
        Union Plan........................................        7.09


                                    ARTICLE 2

                              ISSUANCE AND PURCHASE

        SECTION 2.01. Issuance and Purchase. Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares other than the restrictions and limitations imposed by law and the Shareholders Agreement), and Buyer agrees to purchase from the Company, the Shares on the Closing Date. The purchase price for the Shares (the "PURCHASE PRICE") is $265 million in cash. The Purchase Price shall be paid as provided in Section 2.02 hereof.

        SECTION 2.02. Closing. The closing (the "CLOSING") of the issuance and purchase of the Shares hereunder shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 or such other place as Parent, Buyer and the Company may agree, as soon as possible, but in no event later than 10 Business Days after satisfaction of the conditions set forth in Article 8 hereof, or at such other time as Parent, Buyer and the Company may agree (the "CLOSING DATE"). At the Closing:

             (a) Buyer shall deliver to the Company $265 million in immediately available funds by wire transfer to an account of the Company with a bank in New York City designated by the Company, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount); and

             (b) The Company shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

        SECTION 2.03. Closing Obligations. (a) At the Closing, Parent and the Company shall deliver to Buyer:

             (i) the Officer's Certificates described in Section 8.02(a)(iii) hereof; and

             (ii) the Shareholders Agreement duly executed by Parent and the Company.

        (b) At the Closing, Buyer shall deliver to Parent or a designated Subsidiary or Subsidiaries of Parent and the Company:

             (i) the Officer's Certificate described in Section 8.03(a)(iii) hereof; and

             (ii) the Shareholders Agreement duly executed by Buyer and all Persons to whom Buyer may assign the right to purchase Shares hereunder.

        SECTION 2.04. Treatment of Parent Options and Restricted Stock Awards Held by Employees of the Company. (a) Options to purchase common stock of Parent ("PARENT STOCK OPTIONS") which have not vested prior to the Closing Date and which are held by Transferred Employees shall terminate and be forfeited on the Closing Date and new options to purchase Common Stock will be substituted therefor. Subject to receipt of consent from each applicable holder of Parent Stock Options, Parent Stock Options held by Transferred Employees or Former Employees which vested on or prior to the Closing Date shall be assumed by the Company and converted into options to purchase Common Stock, with appropriate adjustments.

        (b) The Company shall promptly reimburse Parent upon its written demand (accompanied by appropriate documentation) for (i) cash actually paid to Transferred Em-ployees by Parent in redemption, after the Closing Date, of restricted shares of stock of Parent held by such Transferred Employees under Restricted Stock Awards dated November 17, 2000 (the "RESTRICTED STOCK AWARDS"), and (ii) 42.01% of the amount of cash actually paid to Corporate Employees by Parent in redemption, after the Closing Date, of Restricted Stock Awards held by Corporate Employees. Buyer and Parent undertake following the Closing Date to use reasonable efforts to explore the legal issues, the associated costs and the overall feasibility of substituting shares of Common Stock for Parent shares under the Restricted Stock Awards held by Transferred Employees and Corporate Employees. Part II of
Schedule 1.01(c) sets forth the responsibilities of the Company for Transferred Employees and of Parent for employees retained by Parent and its Subsidiaries (other than the Company and the Company Subsidiaries) with respect to the payment pursuant to Restricted Stock Awards under this Section 2.04(b). For purposes of the continued vesting of Restricted Stock Awards, Parent will treat employment with the Company and the Company Subsidiaries as employment of the Transferred Employees with Parent.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Buyer that, except as set forth in any disclosure schedule delivered by the Company to Buyer immediately prior to execution of this Agreement:

        SECTION 3.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        (b) The Company has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and by-laws of the Company as currently in effect.

        SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except (i) to the extent enforceability may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors rights generally and (ii) to the extent enforceability may be limited by general equity principles.

        SECTION 3.03. Governmental Authorization. The execution, delivery and performance by Company of this Agreement and the consummation by Company of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of Germany, (ii) the filings, notices or reports identified on Schedule
3.03 and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company or any Company Subsidiary, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any Company Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, there are outstanding 1,000 shares of Common Stock and no shares of preferred stock. As of the Closing Date upon the issuance of the Shares pursuant to Section 2.01 hereof, (i) the authorized capital stock of the Company will consist of 400,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $.01 per share, and (ii) there will be outstanding 20,000,000 shares of Common Stock, including shares of Common Stock underlying the Warrant.

        (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) above being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

        SECTION 3.06. Company Subsidiaries. (a) Each Company Subsidiary is a corporation, partnership or limited liability company, duly incorporated, formed or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization, as the case may be, and has all corporate or other similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Company Subsidiary is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any Lien (except for any Liens under the Parent Credit Agreement) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests other than restrictions imposed by law or by the Shareholders Agreement). All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and non-assessable. There are no outstanding (i) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (ii) options or other rights to acquire from any Company Subsidiary, or other obligation of any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) above being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        SECTION 3.07. Financial Statements. The audited consolidated financial statements for the year ended December 31, 2001 and unaudited consolidated interim financial statements for the three months ended March 31, 2002 of the Company and the Company Subsidiaries heretofore delivered to Buyer fairly present in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements).

        SECTION 3.08. Absence of Certain Changes. Since the Company Balance Sheet Date, except in connection with this Agreement or the Transactions, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

             (a) any creation or other incurrence by the Company or any Company Subsidiary of any Lien on any asset that is material to the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices;

             (b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; or

             (c) any change in any method of financial accounting, method of tax accounting or financial accounting principles or practice by the Company or any Company Subsidiary, except for any such change required by reason of a concurrent change in GAAP, Regulation S-X under the 1934 Act, the Code or other applicable law or regulations.

        SECTION 3.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Company Subsidiary of the type required to be disclosed or provided for on the Company Balance Sheet or the notes thereto that have not been disclosed in the Company Balance Sheet or any Parent SEC Documents.

        SECTION 3.10. Compliance with Laws and Court Orders. The Company and each Company Subsidiary are, and since January 1, 2002 have been, in compliance with any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.11. Litigation. There is no Action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any Company Subsidiary or any of their respective properties before any court or arbitrator, or before or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, together with all other such Actions, suits, investigations or proceedings, a Material Adverse Effect except as disclosed in any Parent SEC Document.

        SECTION 3.12. Finders' Fee. Except for an Affiliate of Buyer, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary that might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

        SECTION 3.13. Taxes. (a) Each of the Company and the Company Subsidiaries has timely filed (or has had timely filed on its behalf), taking into account any extension of time within which to file, all material Tax Returns required to be filed by it.

        (b) Each of the Company and the Company Subsidiaries has paid (or has had paid on its behalf) all Taxes shown on such Tax Returns.

        "TAX" or "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the Internal Revenue Service (the "IRS") or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        SECTION 3.14. Employee Benefit Plans. (a) Copies of all written Benefit Plans and Foreign Plans, summary plan descriptions, trust agreements, actuarial valuation reports and the most recent annual return and IRS determination letters have been made available to Buyer.

        (b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

             (i) each Benefit Plan has at all times been maintained and administered in all respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code. Each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and the Company knows of no fact or circumstance giving rise to a material likelihood that the plan would not be treated as so qualified by the IRS;

             (ii) all required contributions to any Benefit Plans and Multiemployer Plans that are "defined benefit pension plans" required to be made by the Company or any Company Subsidiary in accordance with
        Section 302 of ERISA or Section 412 of the Code have been timely made; there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan; and no Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code;

             (iii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of said
        Section 4043;

             (iv) no liability has been incurred or is expected to be incurred by the Company or any Company Subsidiary under Title IV of ERISA with respect to any Benefit Plan or Multiemployer Plan, or with respect to any other Plan presently or heretofore maintained or contributed to during the 5 year period prior to the Closing Date by any ERISA Affiliate;

             (v) with respect to each Multiemployer Plan, (i) no withdrawal liability (within the meaning of Section 4201(b) of ERISA) has been incurred by the Company or any ERISA Affiliate, (ii) no such Multiemployer Plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA),
        (iv) to the knowledge of the Company or any Company Subsidiary, no proceedings have been instituted by the PBGC against such Multiemployer Plan and (v) neither the Company nor any Company Subsidiary has sold assets in a transaction intended to satisfy the requirements of Section 4204 of ERISA;

             (vi) neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Sections 4971 through 4980E of the Code or civil liability under Section 502(i) or (l) of ERISA; and

             (vii) no action (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan or Foreign Plan.

        (c) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) all contributions required to be made by the Company or any Company Subsidiary with respect to a Foreign Plan have been timely made, (ii) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority, and (iii) neither the Company nor any Company Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan. For purposes hereof, the term "FOREIGN PLAN" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with the Company or any Company Subsidiary with respect to employees (or former employees) employed outside the United States.

        SECTION 3.15. Financing. (a) The Company has received and furnished copies to Buyer and Parent of a commitment letter to provide financing (the "FACILITIES") to the Company (including the Summary of Terms and Conditions annexed thereto, the "COMMITMENT LETTER") with JP Morgan Chase Bank, CSFB Cayman Islands Branch, Comerica Bank, National City Bank and Wachovia Bank, National Association (the "BANK") dated as of May 14, 2002. The funds which the Bank has agreed to provide, subject to the terms and conditions of the Commitment Letter, will be sufficient, when taken together with other funds available to the Company (assuming the sale by the Company of the Senior Subordinated Notes and the issuance and purchase of the Shares pursuant to the terms of this Agreement), to enable it to make payment of the Pay Down Amount and other amounts owing as a result of the Transactions, as contemplated by the Commitment Letter, and to pay all related fees and expenses (the proceeds of the sale of the Senior Subordinated Notes and the funding provided for by the Facilities being collectively referred to as the "REQUIRED AMOUNT").

        (b) As of the date hereof (i) the Commitment Letter has not been withdrawn and is in full force and effect and (ii) the Company has no reason to believe that any of the conditions set forth in the Commitment Letter will not be satisfied.

        (c) Immediately after the consummation of the Transactions, the Company
(i) will not be insolvent, (ii) will not be left with unreasonably small capital, and (iii) will not have debts beyond its ability to pay such debts as they mature.

        SECTION 3.16. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Transactions other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Company. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses or otherwise in connection with the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to Buyer that, except as set forth in any disclosure schedule delivered by Parent to Buyer immediately prior to execution of this Agreement:

        SECTION 4.01. Corporate Existence and Power. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Parent to consummate the Transactions.

        (b) Parent has heretofore delivered or made available to Buyer true and complete copies of the certificate of incorporation and by-laws of Parent as currently in effect.

        SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions and the actions by Parent contemplated thereby are within Parent's corporate powers and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except (i) to the extent enforceability may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors rights generally and (ii) to the extent enforceability may be limited by general equity principles.

        SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions and the actions by Parent contemplated thereby require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of Germany and (ii) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Parent to consummate the Transactions.

        SECTION 4.04. Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Parent, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or any of its Subsidiaries, (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Parent to consummate the Transactions.

        SECTION 4.05. SEC Filings. (a) Parent has delivered to Buyer (i) Parent's annual report on Form 10-K for its fiscal year ended December 31, 2001 and (ii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2001 (the documents referred to in this Section 4.05(a), collectively, the "PARENT SEC DOCUMENTS").

        (b) As of its filing date, no Parent SEC Document contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein with respect to the Company or any Company Subsidiary, in the light of the circumstances under which they were made, not misleading.

        SECTION 4.06. Preemptive Rights. Parent has taken all necessary action required by Section 4.05 of the Parent Shareholders Agreement, including the mailing of the Preemptive Rights Notice.

        SECTION 4.07. Disclaimer of Other Representations and Warranties. Parent does not make, and has not made, any representations or warranties in connection with the Transactions other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or offering materials or presentations given or made by or to the Company or Buyer or any of their respective financing sources are not and shall not be deemed to be or to include representations or warranties by or on behalf of or with respect to Parent. Except as expressly set forth herein, no Person has been authorized by Parent to make any representation or warranty relating to Parent or any of its Subsidiaries including the Company or any Company Subsidiary or their respective businesses or otherwise in connection with the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by Parent.


                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER


          Buyer represents and warrants to Parent and the Company that:

        SECTION 5.01. Partnership Existence and Power. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all partnership powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

        SECTION 5.02. Partnership Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions are within the partnership powers of Buyer and have been duly authorized by all necessary partnership action. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms except
(i) to the extent enforceability may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors rights generally and (ii) to the extent enforceability may be limited by general equity principles.

        SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of Germany, and (ii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, an effect which is materially adverse to the ability of Buyer to consummate the Transactions.

        SECTION 5.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Buyer,
(ii) assuming compliance with the matters referred to in Section 5.03 hereof, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to materially impair the ability of Buyer to consummate the Transactions.

        SECTION 5.05. Fees. Except as otherwise provided in this Agreement and except for fees due to Buyer from Parent pursuant to the Metaldyne Monitoring Agreement between Buyer and Parent dated November 28, 2000, Buyer has not taken any action that would cause Parent or the Company to be liable for any fee or commission in connection with the Transactions.

        SECTION 5.06. Other Buyer Representations and Warranties. (a) The Shares being acquired by Buyer hereunder are being acquired for Buyer's own account and not with the view to, or for resale in connection with, any distribution.

        (b) Buyer acknowledges that it is an accredited investor within the meaning of Rule 501 of Regulation D under the 1933 Act. Buyer has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits, risks and consequences of an investment in the Shares and Buyer is able to bear the economic risk of loss of this investment. Buyer has made such independent investigation of the Company and the transactions contemplated by this Agreement as it deems necessary or advisable in connection with its purchase of the Shares.

        (c) Buyer has been advised by the Company that: (A) neither the offer nor sale of any Shares has been registered under the 1933 Act or any state or foreign securities or "blue sky" laws; (B) the Shares are characterized as "restricted securities" under the 1933 Act as they are being acquired from the Company in a transaction not involving a public offering; and (C) any transfer of the Shares will be subject to the provisions and the covenants of the Shareholders Agreement.

                                    ARTICLE 6

                       COVENANTS OF PARENT AND THE COMPANY


        Parent and the Company agree that:

        SECTION 6.01. Amendment and Restatement of Articles of Incorporation and By-laws. Prior to the Closing Date, Parent shall cause the Company to amend and restate its Articles of Incorporation and By-laws to be in the form attached hereto as Exhibits E and F, respectively.

        SECTION 6.02. Contribution of Capital Stock of Subsidiaries. As soon as practicable after the date hereof, but in no case later than the date of pricing of the Senior Subordinated Notes, the Company shall contribute all of the capital stock of each of its direct Subsidiaries to TMS Holdings LLC in exchange for or in respect of all of the issued and outstanding equity interests of TMS Holdings LLC (the "SUBSIDIARY DROP DOWN").

        SECTION 6.03. Declaration and Payment of Dividend. Prior to the Closing Date, the Company shall declare a dividend to Parent, payable to shareholders of record as of the date prior to the Closing Date, of (i) cash equal to the difference between $840 million and the Pay Down Amount and (ii) a Warrant to purchase 750,000 shares of Common Stock, representing approximately 3.8% of the fully diluted Common Stock of the Company immediately following the Closing.

        SECTION 6.04. Repayment of Debt. On the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, repay or satisfy all indebtedness or obligations of the Company and the Company Subsidiaries under the Parent Credit Agreement and the Parent Receivables Purchase Agreement and the Company and the Company Subsidiaries shall repay all indebtedness owed to Parent and its Subsidiaries (the total of such indebtedness repaid or satisfied, together with accrued interest and premium, if any, being the "PAY DOWN AMOUNT").

        SECTION 6.05. Financing Arrangements. (a) The Company shall use its commercially reasonable efforts to obtain financing in an amount at least equal to the Required Amount, including by executing definitive agreements for the Facilities and pursuing the issuance and sale of the Senior Subordinated Notes on or prior to the Closing Date. The Commitment Letter and the definitive agreements for the Facilities (along with any other document pursuant to which the Company intends to obtain financing of all or a portion of the Required Amount (including any documents relating to the issuance and sale by the Company of the Senior Subordinated Notes)) are referred to herein collectively as the "FINANCING AGREEMENTS."

        (b) Without limiting the generality of the foregoing, in the event that at any time funds are not or have not been made available under the Financing Agreements so as to enable the Company to proceed with the Closing in a timely manner, the Company shall (i) use its commercially reasonable efforts to obtain alternative funding in an amount at least equal to the Required Amount on terms and conditions comparable to those provided in such Financing Agreements, in the case of the Facilities, or otherwise on terms reasonably acceptable to the Company, in the case of the issuance and sale of the Senior Subordinated Notes, and (ii) shall continue to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions contemplated by this Agreement.

        (c) Parent shall use its commercially reasonable efforts to cooperate with the Company to obtain the financings referred to in Sections 6.05(a) and
(b) above, as applicable.

        SECTION 6.06. Conduct of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the Closing Date, Parent shall cause the Company and each Company Subsidiary to conduct its operations according to its ordinary and usual course of business and consistent with past practice and use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it and preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement or (y) required by law, prior to the Closing Date, Parent shall cause the Company and the Company Subsidiaries not to, without the consent of Buyer:

             (a) expend funds for capital expenditures that in the aggregate would cause total capital expenditures for the period from January 1, 2002 to the Closing Date to exceed 110% of the amounts set forth in the most recent version of the business plan previously provided to Buyer;

             (b) sell, lease, license or otherwise dispose of any Material Subsidiary or any material amount of assets, securities or property of the Company and the Company Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments or otherwise in the ordinary course consistent with past practice, it being understood that title to the tangible personal property formerly used in the Commonwealth Business shall be retained by Parent or one of its Subsidiaries;

             (c) amend its certificate of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Material Subsidiary of the Company or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

             (d) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge (except as required by the Parent Credit Agreement) or otherwise encumber any shares of its capital stock or the capital stock of any of the Company Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

             (e) make or agree to make any acquisition of any equity interest (whether through a purchase of stock, establishment of a joint venture or otherwise) or assets which is material to the Company and the Company Subsidiaries, taken as a whole, except for: (i) purchases of inventory and supplies in the ordinary course of business or (ii) pursuant to purchase orders and other contracts entered into in the ordinary course of business;

             (f) settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any material claims not required to be paid, other than, in each case, (i) relating to Taxes or (ii) in consultation and cooperation with Buyer and, with respect to any such settlement, with the prior written consent of Buyer;

             (g) (i) take any action that would make any representation and warranty of Parent and the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time; or

             (h) authorize, or commit or agree to take, any of the foregoing actions.

        SECTION 6.07. Access to Information. From the date of this Agreement until the Closing Date, Parent shall cause the Company, the Company Subsidiaries and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "COMPANY REPRESENTATIVES") to give Buyer and its members, managers, employees, counsel, advisors and representatives (collectively, the "BUYER REPRESENTATIVES") and representatives of financing sources identified by Buyer reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and the Company Subsidiaries and shall cause the Company Representatives and the Company Subsidiaries to furnish Buyer and the Buyer Representatives and representatives of financing sources identified by Buyer with such financial and operating data and such other information with respect to the business and operations of the Company and the Company Subsidiaries as Buyer and representatives of financing sources identified by Buyer may from time to time reasonably request.

        SECTION 6.08. Reports. During the period from the date of this Agreement to the Closing Date, Parent shall cause the Company to provide Buyer with monthly financial statements of the Company and the Company Subsidiaries in the existing reporting format (balance sheet, cash flow statement, income statement and, if available, notes thereto), broken out by operating unit (except as to the cash flow statement, which shall be a consolidated statement), no later than the fifteenth Business Day following the end of each calendar month following the date of this Agreement; provided that for calendar months that are also the end of a calendar quarter, the Company may provide such financial information to Buyer on the same date such information is publicly released in accordance with the past practice of Parent.

        SECTION 6.09. Other Agreements. Prior to the Closing Date, the Company shall deliver to the General Partner of Buyer duly executed copies of the Monitoring Agreement and (ii) Parent and the Company shall execute and deliver the Corporate Services Agreement.

        SECTION 6.10. Debt Repayment. Parent shall cooperate with the Company in connection with the repayment of the Pay Down Amount and shall use commercially reasonable efforts to obtain the release of the Company and the Company Subsidiaries of their respective obligations under the Parent Credit Agreement and under the Parent Receivables Purchase Agreement including the return to the Company and Company Subsidiaries of the trade accounts receivable they originated and sold pursuant to the Parent Receiveables Purchase Agreement (whether such obligation is repaid or satisfied by the repurchase of such receivables or otherwise).

        SECTION 6.11. Expenses; Indemnification. Except as otherwise provided in this Agreement, if the Transactions are consummated, the Company shall reimburse Buyer for all reasonable out-of-pocket expenses of Buyer incurred in conjunction with the preparation, negotiation, documentation and closing of the Transactions.

                                    ARTICLE 7

                   COVENANTS OF BUYER, PARENT AND THE COMPANY

        The parties hereto agree that:

        SECTION 7.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, Buyer, Parent and the Company will use all commercially reasonable efforts to take, or cause to be taken, all necessary or appropriate actions and to do, or cause to be done, all things necessary or appropriate to satisfy the conditions to closing set forth in Article 8 hereof and to consummate the Transactions on the terms and conditions set forth in this Agreement including, without limitation, to use commercially reasonable efforts to cooperate with the Company in pursuing the sale of the Senior Subordinated Notes, obtaining funding under the Facilities, obtaining the Required Consent and any other consents necessary to be obtained prior to and after the Closing Date. Parent shall assist Buyer and the Company and cooperate with Buyer and the Company, the Bank and the other lenders under the Facilities in order for Buyer to establish its contemplated debt financing arrangements and obtain the Required Amount thereunder. In furtherance and not in limitation of the foregoing, Buyer agrees to make, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 15 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        (b) In connection with the efforts referenced in Section 7.01(a) to obtain all requisite approvals and authorizations for the Transactions under any other Antitrust Law, each of Buyer, Parent and the Company shall use all commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, and (iii) permit the other parties to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.

        SECTION 7.02. Certain Filings. Prior to and after the Closing Date, Buyer, Parent and the Company shall use their commercially reasonable efforts to cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions, and (ii) taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        SECTION 7.03. Public Announcements. Buyer, Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the consent of the other parties hereto.

        SECTION 7.04. Notices of Certain Events. Each of Buyer, Parent and the Company shall promptly notify the others of:

             (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

             (b) any written notice or other written communication from any Governmental Authority in connection with the Transactions;

             (c) any Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 hereof, or that relate to the consummation of the Transactions;

             (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely:

                  (i) to cause any representation or warranty contained in this
             Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, or

                  (ii) to cause any covenant, condition or agreement under this
             Agreement not to be complied with or satisfied; and

             (e) any failure of Buyer, Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

        SECTION 7.05. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, each of Buyer, Parent and the Company will hold, and will use all commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the Transactions.

        SECTION 7.06. Intercompany Accounts. Except as provided in Section 6.04 and except for indebtedness owed by the Company and the Company Subsidiaries to Parent or any of its Subsidiaries, all intercompany accounts between Parent or its Subsidiaries, on the one hand, and the Company or any Company Subsidiary, on the other hand, remaining unpaid as of the Closing Date shall be forgiven and canceled (irrespective of the terms of payment of such intercompany accounts) in a manner designed to minimize any tax consequences associated with such forgiveness or cancellation. At least five Business Days prior to the Closing, Parent shall prepare and deliver to the Company a statement setting out, in reasonable detail, the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent requested by the Company, provide the Company with reasonable supporting documentation to verify the underlying intercompany charges and transactions.

        SECTION 7.07. Intercompany Agreements; Guarantees. (a) All agreements between Parent or its Subsidiaries, on the one hand, and the Company or any Company Subsidiary, on the other hand, including but not limited to all intercompany loans and the internal indemnities set forth on Schedule 7.07(a) hereto (other than supply arrangements entered into in the ordinary course of business, including without limitation, the contracts relating to the subject matter listed under the heading "Internal Purchase Agreements" on Schedule 7.07(b) and other than those entered into in connection with the Transactions), remaining in place as of the Closing Date shall be canceled or terminated on the Closing Date.

        (b) With respect to any contract relating to the subject matter listed under the heading "External Purchase Agreements" on Schedule 7.07(b), Parent and the Company will use all commercially reasonable efforts in cooperation with each other to (i) provide or cause to be provided to the Company the benefits of such contract not materially inconsistent with the benefits received by the Company or the Company Subsidiaries prior to the Closing, (ii) cooperate in any arrangement that is reasonable and lawful as to Parent and the Company, designed to provide such benefits to the Company or those entities specified by the Company, (iii) investigate the feasibility of assigning to the Company or such Company Subsidiary any rights under such contracts with respect to goods or services previously received by the Company or such Company Subsidiary and (iv) enforce for the account of the Company or any Company Subsidiary any rights of Parent arising from any contract, including the right to elect to terminate such contract in accordance with the terms thereof at the request and sole expense of the Company.

        (c) Except as otherwise provided in this Agreement, (i) prior to the Closing Date, Parent and the Company shall use commercially reasonable efforts to terminate (x) all Guarantees by Parent or any of its Subsidiaries of any obligations of the Company and the Company Subsidiaries (including, but not limited to, any Guarantees in connection with any sale-leaseback transactions) and (y) all Guarantees by the Company and the Company Subsidiaries of any obligations of Parent or any of its Subsidiaries, and arrange for the Company (in the case of clause (x) above) or Parent (in the case of clause (y) above) to assume the obligations of the Guaranteeing party under such Guarantees as soon as possible after the Closing Date and (ii) after the Closing Date, Parent and the Company shall continue to use commercially reasonable efforts to terminate such Guarantees to the extent not terminated prior to the Closing Date. Schedule 7.07(c) sets forth all Guarantees by (A) Parent and its Subsidiaries of obligations of the Company and the Company Subsidiaries and (B) the Company and the Company Subsidiaries of obligations of Parent and its Subsidiaries.

        SECTION 7.08. Tax Matters.

        (a) Tax Returns. Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each consolidated, combined or unitary group that includes the Company (or any Company Subsidiary) and any Affiliate of Parent (other than the Company and the Company Subsidiaries) for taxable years or periods beginning on or before the Closing Date, and Parent shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.

        (b) Tax Indemnification.

             (i) Parent Covered Taxes. Parent shall indemnify the Company and the Company Subsidiaries and hold them harmless from and against any Liability for: (A) income Taxes of the Company and the Company Subsidiaries for taxable periods beginning on or before the Closing Date payable with respect to any Tax Return for which the Company or any of the Company Subsidiaries was included as a member of a consolidated, combined or unitary group that includes Parent or any of its Affiliates (other than the Company or any of the Company Subsidiaries) (other than Taxes which are the Liability of the Company pursuant to Section 7.08(b)(ii)(A) or (C)) and (B) income Taxes attributable to any member of the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which Parent (or any predecessor or successor) is the common parent (other than Taxes related to income of the Company or any Company Subsidiary) that arise under the provisions of Treasury Regulation Section 1.1502-6(a). Parent shall pay to the Company amounts due to the Company under this Section 7.08(b)(i) within five Business Days before payment is required by law to be made by the Company or any of its Affiliates to the relevant Taxing Authority. The Company shall send to Parent written notice of the amount of each payment that Parent is required to make under the prior sentence at least 10 Business Days before Parent is required to make such payments.

             (ii) Company Covered Taxes. The Company shall indemnify Parent and its Affiliates and hold them harmless from and against any Liability for: (A) the Company Share of income Taxes of the Company and the Company Subsidiaries for any taxable period including the Closing Date payable with respect to any Tax Return (or extension thereof) for which the Company or any of the Company Subsidiaries was included as a member of a consolidated, combined or unitary group that includes Parent or any of its Affiliates (other than the Company or any of the Company Subsidiaries), (B) all Taxes of the Company and the Company Subsidiaries payable with any Tax Return (or extension thereof) other than any Tax Return for which the Company or any of the Company Subsidiaries was included as a member of a consolidated, combined or unitary group that includes Parent or any of its Affiliates (other than the Company or any of the Company Subsidiaries) and (C) any income Taxes of Parent or any of its Affiliates attributable to any income or gain resulting from any excess loss accounts relating to the Company or any of the Company Subsidiaries ceasing to be a member of a consolidated, combined or unitary group that includes Parent or any of its Affiliates (other than the Company or any of the Company Subsidiaries). The "COMPANY SHARE" of income Taxes shall be the product of any income Taxes payable by Parent or its Affiliates (other than income Taxes described in (C)) with respect to any Tax Return for which the Company or any of the Company Subsidiaries was included as a member of a consolidated, combined or unitary group that includes Parent or any of its Affiliates (other than the Company or any of the Company Subsidiaries) to the extent that such Taxes are paid with the filing of such Tax Return (or any extension thereof) or as a result of the application of any refund, overpayment or other amount payable to Parent or its Affiliates by the relevant Taxing Authority and a fraction, (x) the numerator of which shall be the product of the aggregate net taxable income (if positive) of the Company and any of the Company Subsidiaries for the periods for which they are included in such Tax Return multiplied by a fraction of which the numerator is the number of days after March 31, 2002 on which the Company or such Company Subsidiary is included in such group and the denominator is the total number of days of inclusion of the Company or such Company Subsidiary in such group in such taxable period, and (y) the denominator of which shall be the taxable income (if positive) of all members for the periods for which they are included in such Tax Return (determined with-out including any income or gain giving rise to the income Taxes described in (C)). The Company shall pay to Parent amounts due to Parent under clauses (A) and (C) of this Section 7.08(b)(ii) within five Business Days before payment is required by law to be made by Parent or any of its Affiliates to the relevant Taxing Authority. Parent shall send to the Company written notice of the amount of each payment that the Company is required to make under the prior sentence at least 10 Business Days before the Company is required to make such payment.

             (iii) Allocable Taxes. To the extent that any income Taxes to which a Tax Return described in Section 7.08(a) relates are attributable to any income or gain resulting from any deferred intercompany transactions or pursuant to Treas. Reg. 1.1502-13 (and any predecessor, successor or similar provision) or any corresponding provision(s) of state law and to the Company or any of the Company Subsidiaries ceasing to be a member of a consolidated, combined or unitary group that includes Parent or any of its Affiliates (other than the Company or any of the Company Subsidiaries), the Chief Executive Officer of Parent shall determine whether those income Taxes shall be borne (i) by Parent, (ii) by the Company, or (iii) 57.99% by Parent and 42.01% by the Company, any such determination to be conclusively binding on Parent and the Company. The procedures for payment by one party to the other provided in this
        Section 7.08(b) shall govern the payments of amounts determined under this Section 7.08(b)(iii).

        (c) Refunds.

             (i) Except as provided in paragraph (ii), Parent shall be entitled to any Tax refund or credit received with respect to Taxes to which a Tax Return described in Section 7.08(a) relates for a taxable year or period beginning on or before the Closing Date, and to any other Tax refund or credit received with respect to Taxes for a taxable year or period beginning on or before the Closing Date to the extent that such Tax refund results from losses or credits carried back from a Tax Return described in Section 7.08(a) to a taxable year or period beginning on or before the Closing Date. The Company shall, and shall cause the Company Subsidiaries to, pay to Parent the amount of any Tax refunds or credits referred to in the prior sentence upon receipt of such Tax refunds or credits by any of the Company or the Company Subsidiaries. To the extent not otherwise paid to Parent, Parent shall be entitled to transfer from any account of the Company or any of the Company Subsidiaries managed or otherwise controlled by Parent the amount of any such refund or credit after receipt by the Company or any of the Company Subsidiaries of such refund or credit from the relevant Taxing Authority.

             (ii) The Company shall be entitled to any Tax refund or credit received with respect to Taxes to which a Tax Return described in
        Section 7.08(a) relates for a
        taxable year or period beginning on or before the Closing Date to the extent that such Tax refund results from losses or credits carried back from a Tax Return of the Company or any of the Company Subsidiaries for a taxable year or period beginning after the Closing Date.

             (iii) At the request of the other, Parent and the Company shall, and shall cause their respective Affiliates to, cooperate in the filing of any claim for refund or credit and in obtaining any refund or credit for any taxable period beginning on or before the Closing Date; provided, however, that the Company shall not, and shall cause the Company Subsidiaries not to, file any claim for such Tax refund or credit with respect to any taxable year or period beginning before the Closing Date without the prior written consent of Parent (which consent shall not be unreasonably withheld).

        (d) Assistance and Cooperation. After the Closing Date, each of Parent and the Company shall, and shall cause their respective Affiliates to, provide to the other party information and cooperation requested by the other party in connection with (i) preparing any Tax Returns, and (ii) preparing for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns. Each of Parent and the Company shall use reasonable efforts to minimize the amounts for which the Company is liable under Section 7.08(b)(ii) and the amounts for which Parent is liable under Section 7.08(b)(i).

        (e) Contests.

             (i) Notices. After the Closing Date, Parent and the Company each shall notify the other party in writing within 15 days of the commencement of any Tax audit or administrative or judicial proceeding, or any claim of any Taxing Authority, affecting Taxes for which the other party may be liable. Such notice shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability.

             (ii) Control of Contests Involving Pre-Closing Periods. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any Tax Return described in
        Section 7.08(a), Parent shall have the right, at its expense, to control the conduct of such audit or proceeding, but shall consult with the Company with respect thereto.

        (f) Tax Sharing Agreements. As of the Closing Date, Parent shall cause all Tax sharing, Tax allocation or Tax indemnity agreements between the Company and any Company Subsidiary, on the one hand, and any Affiliate of Parent other than the Company and the Company Subsidiaries, on the other hand, to be terminated.

        (g) Closing of the Books. Except as otherwise specifically provided in this Agreement, for purposes of determining the liability of Parent or the Company pursuant to this Section 7.08, in the case of income Taxes that are payable for a period (or portion thereof) that includes (but does not end on) the Closing Date, the tax items shall be allocated between the portion ending on the Closing Date and the portion beginning after the Closing Date on an interim closing of the books method.

        (h) Overlap. To the extent that an indemnification obligation pursuant to this Section 7.08 is duplicative of an indemnification obligation pursuant to
Article 9 of this Agreement, the provisions of this Section 7.08 shall govern such indemnification, and indemnification shall not also be paid under Article 9 to such extent.

        SECTION 7.09. Plans.

        (a) Employment Status. The Company or one of the Company Subsidiaries shall continue to employ all of the Employees who are actively employed by the Company and the Company Subsidiaries on the Closing Date (each such employee being hereafter referred to as a "TRANSFERRED EMPLOYEE"), it being agreed that persons who are on layoff or leave and who have a right to return to work at the Company or one of the Company Subsidiaries or who are on short-term (not more than six months) medical disability (including pregnancy leave) who do not thereafter become eligible for long-term medical disability or other authorized leave (such as military, family or other leaves where return to work is subject to statutory requirements) are to be considered Employees who are actively employed, and it is also agreed that persons on long-term medical disability or whose short-term medical disability thereafter becomes a long-term medical disability and persons whose employment has terminated or will terminate prior to the Closing Date without any right to return to work are not to be considered Employees who are actively employed; provided, however, that the provisions of this Section 7.09(a) shall not be construed to limit the ability of the Company or the Company Subsidiaries to terminate any such Employee at any time for any reason. For purposes of this Agreement the terms "layoff," "right to return to work," "short-term disability," "long-term disability" and "pregnancy leave" shall be construed in accordance with the personnel policies of the Company and the Company Subsidiaries and the collective bargaining agreements covering Employees, if applicable, both as in effect as of the date hereof.

        (b) Benefits and Compensation. The Company shall assume responsibility for providing all Former Employees (including all Former Employees and Employees who are on long-term disability as of the Closing Date) with all retiree medical (including Medicare Part B), dental and life insurance coverage for which they are or may become eligible under any retiree medical, dental or life insurance program of Parent or any Subsidiary of Parent for Former Employees in effect as of the date hereof. The Company shall assume responsibility for providing any retiree medical (including Medicare Part B), dental and life insurance bene-fits to the Employees, and the Company shall reimburse Parent for 42.01% of its actual out-of-pocket cost attributable to retiree medical (including Medicare Part B), dental and life insurance benefits for which the Corporate Employees are or may become entitled after the Closing Date under any retiree medical, dental or life insurance program of Parent or any Subsidiary of Parent as in effect as of the date hereof.

        (c) Pension Plans.

             (i) Effective as of the Closing Date, except for Employees who participate in the MascoTech, Inc. Union Employees Pension Plan (the "UNION PLAN") or the IAM National Pension fund (the "IAM PLAN"), the Transferred Employees shall cease to participate in, or accrue any further benefits under, any tax-qualified defined benefit plan of Parent or its Subsidiaries; provided, however, that, to the extent permitted by applicable law, the benefits of the Transferred Employees under any tax-qualified defined benefit plan maintained by Parent or its Subsidiaries (other than the Union Plan) shall be increased by crediting the service and compensation of such Transferred Employees with Buyer and its Subsidiaries through December 31, 2002. Effective on the Closing Date, neither the Company nor any of the Company Subsidiaries shall have any responsibility for contributing to or under any tax-qualified defined benefit plan maintained by Parent or its Subsidiaries. Except as set forth below in the case of the Union Plan, all assets and liabilities of any tax-qualified defined benefit plan maintained by Parent or any of its Subsidiaries attributable to any Employee or Former Employee of the Company or any of the Company Subsidiaries shall be retained by Parent.

             (ii) The Company shall establish, as of the Closing Date, a tax-qualified defined benefit plan (the "COMPANY'S PENSION PLAN") for Employees and Former Employees participating in the Union Plan. Subject to the transfer of assets described in Section 7.09(c)(iii), the Company's Pension Plan shall assume the liabilities as of the Closing Date for the benefits of all Employees and Former Employees participating in the Union Plan.

             (iii) On a day which is within 60 days after the later of (i) the date upon which the Company delivers to Parent notice that the Company's actuaries, pursuant to Section 7.09(c)(v) hereof, have reviewed the calculations of Parent's actuaries and are satisfied that such calculations are in accordance with this Agreement (or have failed to do so within the 60 day period provided for in Section 7.09(c)(v)), or (ii) the day upon which the Company delivers to Parent a favorable IRS determination letter or an opinion of the Company's counsel, reasonably satisfactory to Parent's counsel, to the effect that the terms of the Company's Pension Plan and its related trust qualify, as to form, under
        Section 401(a) and Section 501(a) of the Code, Parent shall cause the trus-tee under the Union Plan ("PARENT'S TRUSTEE") to transfer to the trustee of the Company's Pension Plan (the "COMPANY'S TRUSTEE") cash assets or such other assets agreeable to the Company's Trustee and Parent's Trustee in an amount equal to the amount necessary to satisfy the applicable requirements of Sections 414(1) and 401(a)(12) of the Code, computed based on the actuarial assumptions set forth on Schedule 7.09(c)(iii) hereof.

             (iv) The amount transferred pursuant to Section 7.09(c)(iii) shall be adjusted for investment earnings or losses of the trust in which the Union Plan assets are held for the period between the Closing Date and the actual date of transfer and reduced by the amount of any benefit payments actually paid from such plan to Employees and Former Employees during such period and a proportionate share of administrative expenses for such period if such administrative expenses are properly chargeable (and are actually charged) to the Union Plan. Parent shall estimate such earnings as of the actual date of transfer and then within 90 days of the actual date of transfer, Parent shall cause Parent's Trustee to remit to the Company's Trustee or the Company shall cause the Company's Trustee to remit to Parent's Trustee, as appropriate, an amount equal to the difference between the actual rate of earnings for such period and the estimated amount transferred as of the actual date of transfer (such difference to be adjusted for investment earnings at the State Street Bank short-term rate for the period between the actual date of transfer and the date such difference is paid to Parent or the Company). Notwithstanding anything in this Section 7.09(c) to the contrary, following the Closing Date and until the date of the respective transfers of assets to trusts under the Company's Pension Plan, Parent shall cause Parent's Trustee to continue to provide benefits to plan participants in accordance with the terms of the Union Plan to the extent that such benefits have accrued on or before the Closing Date. To the extent that benefits have accrued after the Closing Date, following the transfer of assets pursuant to Section 7.09(c)(iii), the Company shall pay such benefits to plan participants (retroactively, if applicable) in accordance with the terms of the Company's Pension Plan.

             (v) The assets caused to be transferred pursuant to Section 7.09(c)(iii) shall be calculated by Parent's actuary, and shall be subject to review by the Company's actuary for the purpose of confirming that the calculation was made in accordance with (i) the actuarial assumptions and methods set forth in this Section 7.09(c) and (ii) generally accepted actuarial practice. As soon as practicable after the Closing Date, Parent shall provide the Company with a detailed summary of the calculations described in this Section 7.09(c) and any back-up data reasonably requested by the Company. If the Company or the Company's actuary do not notify Parent to the contrary within 60 days after the delivery to the Company of such detailed summary and data, the calculations of Parent's actuary pursuant to this Section 7.09(c) shall be deemed to be final, conclusive and binding on the parties. If, however, the Company notifies Parent in writing within such period that it and its actuary believe that the calculations were not prepared in accordance with the requirements of this Section 7.09(c) and such notice specifies (i) the precise items of the calculations challenged, (ii) the basis of the challenge and (iii) the amount of the adjustment they propose with respect to each such item, the parties will then attempt to resolve their differences with respect thereto. If the parties are unable to resolve their dispute within 30 days after the date the Company notifies Parent of the disputed items, the disputed items shall be referred to an international benefits consulting firm (the "ACTUARY FIRM") mutually acceptable to the Company and Parent. Parent and the Company shall request that the Actuary Firm resolve such disputes and report to Parent and the Company upon such remaining disputed items within 45 days after such referral. The decision of the Actuary Firm shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Actuary Firm in conducting this assignment shall be borne equally by Parent and the Company.

        (d) Defined Contribution Plan.

             (i) As soon as practical after the Closing Date, Parent shall cause the trustee of Parent's defined contribution plans listed on Schedule 7.09(d)(i) hereof ("PARENT'S SAVINGS PLANS") to transfer all of the assets and liabilities thereof attributable to Employees and Former Employees of the Company and the Company Subsidiaries to one or more defined contribution plans maintained by the Company. Unless otherwise agreed by Parent and the Company, the assets to be transferred shall be cash and promissory notes for loans made to Employees and Former Employees of the Company and the Company Subsidiaries under the terms of the Parent's Savings Plans.

             (ii) As of the Closing Date, the Company shall assume the stand-alone defined contribution plans listed on Schedule 7.09(d)(ii) and all liabilities, and shall receive all assets held, thereunder as of the Closing Date.

        (e) Collective Bargaining Agreements. Effective as of the Closing Date, the Company or a Company Subsidiary shall assume the collective bargaining agreements listed on Schedule 7.09(e), including any obligation to contribute to the IAM Plan. The Company acknowledges that on the Closing Date, the Company or such Company Subsidiary will become a successor employer under such collective bargaining agreements and agree to assume all obligations of Parent and its Subsidiaries under such agreements.

        (f) Severance and Other Liability.

             (i) Except as otherwise expressly set forth in this Section 7.09, the Company or one of the Company Subsidiaries shall assume, discharge, pay and be solely li-able for and shall indemnify and hold Parent and its Subsidiaries harmless from and against all Losses relating to any claim or liability arising out of the employment of the Employees and Former Employees (including any liability for severance benefits and supplemental executive retirement plans) which is payable on or after the Closing Date, including claims or liability under any Plan; provided, however, that the Company and the Company Subsidiaries shall not be liable for any claim arising from an event occurring prior to the Closing Date to the extent that it is covered by insurance (not including any amount reasonably allocable to self-insured retention) carried by Parent or a Subsidiary of Parent. The Company shall assume liability under the MascoTech, Inc. Key Employee Retention Plan and the MascoTech Retirement Benefit Restoration Plan for the Transferred Employees who participate in such plans, and the Company shall either assume the NI Industries, Inc. Supplemental Executive Retirement Plan for Key Employees and the Employment Agreements and Change of Control Agreements listed on
        Schedule 7.09(f)(i) hereto or enter into substitute agreements in replacement thereof. The Company shall reimburse Parent upon its written demand (accompanied by appropriate documentation) for 42.01% of its actual out-of-pocket costs paid on or after the Closing Date to Corporate Employees as severance benefits, supplemental executive retirement benefits and pursuant to the March 2001 Cash Grants, in each case as such benefits exist on the date hereof.

             (ii) The Company shall pay an amount to Parent equal to the excess of (A) the sum of (i) the excess of the "accumulated benefit obligation" of each of the MascoTech, Inc. Pension Plan and MascoTech, Inc. Master Hourly Employees Pension Plan attributable to Employees and Former Employees, over the amount of assets of each such plan attributable to Employees and Former Employees, all calculated as of the Closing Date, and (ii) the FAS 87 service cost resulting from Parent's agreement to credit additional service and compensation set forth in Section 7.09(c)(i) hereof (determined using the actuarial assumptions and methods utilized by Parent in determining the service cost for such plans) over (B) $8,000,000. Such "accumulated benefit obligation" for each such plan shall be computed using a discount rate of 7.25%, compounded annually and the other actuarial assumptions and methods utilized by Parent in determining the "accumulated benefit obligation" of such plans for FAS 87 purposes as of the Closing Date. The amount of plan assets allocable to the Employees and Former Employees shall be determined by multiplying the actual fair market value of the assets of each plan on the Closing Date by a fraction, the numerator of which is the "accumulated benefit obligation" (determined as set forth above) of the applicable plan attributable to the Employees and Former Employees (the "COMPANY ABO"), and the denominator of which is the sum of the Company ABO and the "projected benefit obligation" (computed using a discount rate of 7.25%, compounded annually and the other actuarial assumptions and methods utilized by Parent in determining the "projected benefit obligation" of such plans for FAS 87 purposes as of the Closing

        Date) attributable to participants and former participants in the plan other than the Employees and Former Employees. The computations shall be made by Parent's actuary, and they shall be subject to review in accordance with the procedure set forth in Section 7.09(c)(v) above. An estimate of the amount payable under this Section 7.09(f)(ii) shall be paid as a dividend declared by the Company payable to shareholders of record as of the date prior to the Closing Date by the Company to Parent on the Closing Date. Following final agreement on the calculations described herein, Parent shall remit to the Company or the Company shall remit to Parent, as appropriate, an amount equal to the difference between the actual amount owed and the estimated amount transferred as of Closing Date (such difference to be adjusted for investment earnings at the State Street Bank short-term rate for the period between the Closing Date and the date such difference is paid to Parent or the Company).

             (iii) As of the Closing Date, the Company or one of the Company Subsidiaries shall assume the Foreign Plans listed on Schedule 7.09(f)(iii) and all Liabilities thereunder, and shall receive all assets held thereunder, as of the Closing Date.

        (g) Worker's Compensation Claims. The Company shall assume liability for all suits, claims, proceedings and actions pending as of or commenced after the Closing Date resulting from actual or alleged harm or injury to Employees or Former Employees regardless of when the incident or accident giving rise to such liability occurred or occurs. The Company shall make all necessary arrangements to assume all worker's compensation claim files, whether open or closed, as of the Closing Date, and the Company shall make the necessary arrangements for assuming the continued management of such liabilities.


                                    ARTICLE 8

                              CONDITIONS TO CLOSING

        SECTION 8.01. Conditions to Obligations of Each Party. The obligations of Buyer, Parent and the Company to consummate the Transactions are subject to the satisfaction of the following conditions:

             (a) any applicable waiting period under the HSR Act or any other Antitrust Laws relating to the Transactions shall have expired or been terminated;

             (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing;

             (c) no court, arbitrator or Governmental Authority shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation of any material portion of the business of the Company and the Company Subsidiaries after the Closing Date;

             (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained;

             (e) all licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders shall have been obtained and made by Parent, except where the failure to receive such licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders, individually or in the aggregate with all other such failures, would not be reasonably expected to have a Material Adverse Effect (either before or after giving effect to the Transactions); and

             (f) Parent shall have received the consent (the "REQUIRED CONSENT") of the Required Lenders (as defined in the Parent Credit Agreement) pursuant to Section 10.02 of the Parent Credit Agreement to the Transactions and the modifications to the Parent Credit Agreement summarized on Schedule 8.01 hereto.

        SECTION 8.02. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction of the following further conditions:

             (a) (i) each of Parent and the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent and the Company contained in this Agreement and in any certificate or other writing delivered by Parent or the Company pursuant hereto that are qualified by materiality or Material Adverse Effect shall be true, and all other such representations and warranties of Parent or the Company shall be true in all material respects, in each case at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time) and (iii) Buyer shall have received a certificate signed by a duly authorized officer of Parent and the Company to the foregoing effect;

             (b) the Senior Subordinated Notes shall have been issued and sold by the Company on such terms and conditions as are reasonably acceptable to Buyer and the financing contemplated by the Commitment Letter to be provided by the Bank shall have been completed on substantially the terms and conditions identified in such Commitment Letter or on such other terms and conditions or involving such other fi-nancing sources as are reasonably acceptable to Buyer and are not more onerous to the Company; and

             (c) all actions shall have been taken, or consents obtained, with respect to sale-leasebacks of the Company's and the Company Subsidiaries' properties and other material contracts to which the Company or any Company Subsidiary is a party such that the Closing of the Transactions will not constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement or other instrument binding upon the Company or any Company Subsidiary except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 8.03. Conditions to the Obligations of Parent. The obligations of Parent to consummate the Closing are subject to the satisfaction of the following further conditions:

             (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto that are qualified by materiality shall be true, and all other such representations or warranties of Buyer shall be true in all material respects, in each case at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time) and (iii) Parent shall have received a certificate signed by a duly authorized officer of Buyer to the foregoing effect; and

             (b) the Board of Directors of Parent shall have received the Fairness Opinion.

                                    ARTICLE 9

                            OBLIGATIONS AFTER CLOSING


        SECTION 9.01. Indemnification.

        (a) Indemnification by Parent. Subject to the other provisions of this
Article 9, Parent shall indemnify Buyer, the Company, the Company Subsidiaries and their directors, officers, managers, members, employees and agents (collectively, the "COMPANY INDEMNIFIED PARTIES") from and against and shall reimburse such Company Indemnified Parties in respect of any and all Losses resulting from or arising out of (i) any Parent Liabilities (whether arising prior to or after the Closing), (ii) the failure of Parent to perform any of its obligations under this Agreement in any material respect, and (iii) all Liabilities arising out of the business, operations and assets of Parent and Parent's Subsidiaries after the Closing.

        (b) Indemnification by the Company. Except as otherwise provided in Sections 7.08 and 7.09 and subject to the other provisions of this Article 9, the Company shall indemnify Parent, its Subsidiaries and their present and former directors, officers, managers, members, employees and agents (collectively, the "PARENT INDEMNIFIED PARTIES") from and against and shall reimburse such Parent Indemnified Parties in respect of any and all Losses resulting from or arising out of (i) any of the Company Liabilities (whether arising prior to or after the Closing), (ii) the failure of the Company to perform any of its obligations under this Agreement in any material respect, and
(iii) all Liabilities arising out of the business, operations and assets of the Company and any Company Subsidiary after the Closing.

        (c) Indemnification for Guarantees. If any Guarantee shall be in effect after the Closing Date, the Company shall pay (in the case of clause (x) of Section 7.07(c)) or Parent shall pay (in the case of clause (y) of Section 7.07(c)) all debt covered by such Guarantee as the same shall become due and payable, and shall indemnify and hold harmless the Guaranteeing party thereunder with respect to any payments made and Losses incurred by such Guaranteeing party pursuant to any Guarantee, provided that such payments have been made in good faith.

        SECTION 9.02. Treatment of Shared Contracts. With respect to any Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall be allocated between the parties as follows: (i) first, if a Liability is incurred exclusively in respect of a benefit received by Parent and any of its Subsidiaries (other than the Company and the Company Subsidiaries) or by the Company or any Company Subsidiary, the party receiving such benefit shall be responsible for such Liability; and (ii) second, if a Liability cannot be so allocated under clause
(i), such Liability shall be allocated to the parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of the allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each party shall be responsible for any or all Liabilities arising out of or resulting from its breach of the relevant Shared Contract.

        SECTION 9.03. Procedures. The party seeking indemnification under
Section 9.01 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.01 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

        SECTION 9.04. Limitations on Indemnification. (a) Except as otherwise provided in Section 9.01(c), Parent shall have no obligation to indemnify any Company Indemnified Party from and against any Losses until the aggregate Losses suffered by all Company Indemnified Parties exceed $50,000, at which time Parent shall be liable to the Company Indemnified Parties for the entire amount of all aggregate Losses suffered by all Company Indemnified Parties. The foregoing limitation shall not apply to any Losses suffered by the Company Indemnified Parties with respect to Taxes.

        (b) Except as otherwise provided in Section 9.01(c), the Company shall have no obligation to indemnify any Parent Indemnified Party from and against any Losses until the aggregate Losses suffered by all Parent Indemnified Parties exceed $50,000, at which time the Company shall be liable to the Parent Indemnified Parties for the entire amount of all aggregate Losses suffered by all Parent Indemnified Parties. The foregoing limitation shall not apply to any Losses suffered by the Parent Indemnified Parties with respect to Taxes.

        (c) There shall be no time limit on claims under this Agreement.

        (d) The liability of Parent or the Company under this Article 9 shall be reduced by an amount equal to (i) any net Tax Benefit realized by the Indemnified Party (resulting from any Loss suffered by the Indemnified Party that forms the basis of the Indemnifying Party's obligation hereunder), giving effect to any Tax liabilities of the Indemnified Party arising as a result of any payments made by an Indemnifying Party with respect to such claim for indemnification; and (ii) the value of any insurance benefit realized by the Indemnified Party in connection with any Loss suffered by such Person that forms the basis of the Indemnifying Party's obligation hereunder. Each of the Company and Parent shall use its commercially reasonable efforts to pursue any insurance benefits covering any Loss suffered by any Indemnified Party that forms the basis of such Indemni-fied Party's claim against such Indemnifying Party.

        (e) Each party agrees that from and after the Closing, its sole remedy with respect to any claims for money damages relating to the Transactions or the subject matter of this Agreement shall be pursuant to the express indemnification provisions set forth in this Agreement.


                                   ARTICLE 10

                                  TERMINATION

        SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

        (a) by mutual written agreement of Buyer and Parent; or

        (b) by either Buyer or Parent, if:

             (i) the Closing has not been consummated on or before September 30, 2002 (the "END DATE"), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time;

             (ii) there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or Parent from consummating the Transactions is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

        (c) by Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.02(a) hereof not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

        (d) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall

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

    have occurred that would cause the condition set forth in Section 8.03(a) hereof not to be satisfied, and such condition is incapable of being satisfied by the End Date.

        The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties.

        SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01 hereof, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, manager, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto. The provisions of Sections 7.05, 11.06 and 11.07 shall survive any termination hereof pursuant to Section 10.01.


                                   ARTICLE 11

                                  MISCELLANEOUS


        SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to Buyer, to:

                           Heartland Industrial Partners, L.P.
                           55 Railroad Avenue, 1st Floor
                           Greenwich, Connecticut  06830
                           Fax:  (203) 861-2622
                           Attn: David A. Stockman

                  if to Parent, to:

                           Metaldyne Corporation
                           47603 Halyard Drive
                           Plymouth, Michigan  48170
                           Fax:  (734) 207-6729
                           Attn: General Counsel




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

                  if to the Company:

                           TriMas Corporation
                           39400 North Woodward Avenue, Suite 130
                           Bloomfield Hills, Michigan  48304
                           Fax:  (248) 631-5455
                           Attn: Grant Beard

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date of this Agreement, except for the agreements set forth in Sections 2.04, 7.05, 7.06, 7.07, 7.08, 7.09, Article 9 and Article 11.

        SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 11.04. Expenses. Except as otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, from time to time in whole or in part, to one or more Persons, the right to purchase Shares hereunder, but any such transfer or assignment will not relieve Buyer of its obligations hereunder and provided, further, that Buyer shall be obligated to assign its right to purchase the Shares hereunder to those Parent shareholders properly exercising their rights of preemption under the Parent Shareholders Agreement. Any such assignee shall, by virtue of purchasing Shares hereunder, be deemed to have made severally, with respect to itself, the representations and warranties set forth in Article 5 hereof.

        SECTION 11.06. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

        SECTION 11.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

        SECTION 11.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        SECTION 11.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Exhibits referred to herein are incorporated by reference herein and shall constitute a part of this Agreement.

        SECTION 11.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        SECTION 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.




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


        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                            HEARTLAND INDUSTRIAL
                                            PARTNERS, L.P.

                                     By: Heartland Industrial Associates L.L.C.,
                                         its General Partner


                                     By: /s/ David A. Stockman
                                         -----------------------
                                         Name:  David A. Stockman
                                         Title: Managing Member


                                            TRIMAS CORPORATION


                                     By: /s/ Grant Beard
                                         -----------------
                                         Name:  Grant Beard
                                         Title: President


                                            METALDYNE CORPORATION


                                     By: /s/ Timothy D. Leuliette
                                         --------------------------
                                         Name:  Timothy D. Leuliette
                                         Title: Chairman & CEO




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